EXHIBIT 10.8

PROMISSORY NOTE

Date:_______, 2024

FOR VALUE RECEIVED, MILLROSE PROPERTIES HOLDINGS, LLC, a Delaware limited liability company (“TRSCo”), and each of the entities identified on Schedule I (collectively, the “Property LLCs”, and together with TRSCo, jointly and severally, the “Borrower”) by this Promissory Note (this “Note”) hereby unconditionally and jointly and severally promise to pay to MILLROSE PROPERTIES, INC., a Maryland corporation (the “Lender”), the principal sum of [__] (U.S.$[__]), together with any additional amounts advanced by Lender in accordance herewith (collectively, as the same may be reduced by any repayment of the principal balance made by Borrower in accordance with the terms hereof, the “Principal Balance”), and on each Payment Date, interest on the Principal Balance for the entire applicable Interest Accrual Period at a rate per annum equal to [•] percent ([•]%) (the “Interest Rate”), compounded quarterly until paid (the “Loan”).

1.	Interest Payments

When used in this Note, the following capitalized terms have the following meanings:

“Interest Accrual Period” means each period from and including the first day of a calendar month through and including the last day of such calendar month (or the Maturity Date, if applicable), provided that (i) the initial Interest Accrual Period shall be the period beginning the date hereof and ending on the last date of the applicable calendar month and (ii) this definition (and related definitions and terms of this Note) shall be applied separately within an Interest Accrual Period to take into account increases or decreases in the Principal Balance during the applicable Interest Accrual Period.

“Payment Date” means, with respect to each Interest Accrual Period, the first day of the calendar month following the month in which such Interest Accrual Period ends.

During a Pause Period, as defined in that certain Master Option Agreement, by and between Lender, Borrower, and U.S. Home, a Delaware limited liability company (“U.S. Home”), dated [•], 2024 (the “Option Agreement”), the Borrower may elect for a portion of the interest payable under this Note to accrue and be added to the Principal Balance of this Note on the applicable Payment Date instead of being paid in cash to Lender (the “PIK Interest”). The amount of interest that the Borrower may elect to become PIK Interest shall be no greater than the amount by which the Monthly Option Payment (as defined in the Option Agreement) is reduced because it is calculated based on the Pause Rate as opposed to the Applicable Rate (as each are defined in that certain Master Program Agreement between Lender and U.S. Home dated [•], 2024) during the Pause Period. After such an election, interest shall accrue on the aggregate Principal Balance (including the PIK Interest) at the Interest Rate. The Borrower shall continue the pay the remainder of the interest for each Interest Accrual Period in cash.

2.	Additional Advances

Lender may, from time to time and in its sole and absolute discretion, advance additional sums to Borrower (each, an “Additional Advance”); the Principal Balance shall be increased by the amount of any such advance and shall be recorded on the grid or grids attached hereto as Schedule II. For each Additional Advance, Borrower and Lender shall negotiate in good faith to determine the Interest Rate applicable to such Additional Advance, and the agreed upon Interest

Rate for such Additional Advance shall be set forth on Schedule II next to the principal amount of such Additional Advance. In connection with each Additional Advance, Lender will have the right to make conforming changes to this Note.

3.	Maturity Date

The Principal Balance and all accrued but unpaid interest shall be paid in full on the last day of the calendar month that contains the five year anniversary of the date hereof (the “Maturity Date”); provided, that the Maturity Date shall automatically be extended by one year on the Maturity Date (such extended maturity date is also a “Maturity Date”), and shall automatically be extended by one year on each subsequent Maturity Date unless either Borrower or Lender has provided written notice at least 180 days prior to the then-applicable Maturity Date that such Maturity Date shall not be extended.

4.	Payments

The Borrower shall have the right to prepay the Principal Balance and all accrued but unpaid interest, in full or in part, at any time and from time to time, without any premium or penalty of any kind. All payments on this Note shall be made without set-off, counterclaim, deduction, withholding on account of taxes levied or imposed under the laws of the jurisdiction in which the Borrower is organized, or restrictions or conditions of whatever nature, except as required by applicable law (and, for the avoidance of doubt, any amounts withheld and paid over to the appropriate person as required by applicable law shall be treated as paid to Lender).

Notwithstanding anything to the contrary in this Note, on each Payment Date commencing with the first Payment Date following the fifth (5th) anniversary of the date of this Note, if the aggregate amount that would be includible in the gross income of the Lender with respect to this Note for periods ending on or before such Payment Date (within the meaning of Section 163(i) of the Internal Revenue Code of 1986, as amended (the “Code”)) (the “Aggregate Accrual”) would otherwise exceed the sum of (i) the aggregate amount of interest to be paid (within the meaning of Section 163(i) of the Code) under this Note on or before such Payment Date, and (ii) the product of (A) the issue price (as defined in Sections 1273(b) and 1274(a) of the Code) of this Note and (B) the yield to maturity (interpreted in accordance with Section 163(i) of the Code) of this Note (such sum, the “Maximum Accrual”), then the Borrower shall prepay to the Lender in cash on such Payment Date a portion of the outstanding Principal Balance of this Note in an amount equal to the excess of the Aggregate Accrual over the Maximum Accrual, and the amount of each such payment on this Note shall be treated for federal income tax purposes as an amount of interest to be paid (within the meaning of Section 163(i)(2)(B)(i) of the Code) under this Note. This provision is intended to prevent this Note from being classified as an “applicable high yield discount obligation,” as defined in Section 163(i) of the Code, and shall be interpreted consistently with such intention.

5.	Events of Default

Each of the following shall constitute an “Event of Default” under this Agreement:

(a) any Borrower files a voluntary petition, or consents to or fails to vacate within thirty days an involuntary petition, under any bankruptcy, insolvency or similar law;

(b) an order, judgment, or decree is entered adjudicating Borrower bankrupt, insolvent or similar status or a petition seeking reorganization or appointing a receiver, trustee, judicial manager, or liquidator of all or a substantial part of Borrower’s assets is approved;

(c) a violation of any of the covenants set forth in the paragraph immediately below that remain uncured by a partial repayment of the Principal Balance for an amount of time equal to the earlier of (x) thirty days following written notice from Lender and (y) one day prior to the end of the then-current calendar quarter;

(d) Borrower fails to make any required payment within thirty days after such payment is due and payable; or

(e) TRSCo makes a distribution in respect of its equity interests, if after giving effect to such distribution, TRSCo has a loan-to-value ratio of greater than eighty-six percent (86%) and TRSCo does not recall such distribution or otherwise decrease the loan-to-value ratio to eighty-six percent (86%) or less within thirty days.

Upon the occurrence of an Event of Default set forth under clause (a), (b), (c), or (e) of this paragraph, the Principal Balance, as well as any accrued but unpaid interest thereon, shall automatically mature and be due and payable immediately, without presentment, demand, diligence, protest, notice of acceleration, or other notice of any kind, all of which Borrower hereby expressly waives. Upon the occurrence of an Event of Default set forth under clause (d) of this paragraph, the Borrower shall pay to the Lender on demand interest on such unpaid amount (to the extent permitted by applicable law) for the period from the date such amount was due until such amount shall have been paid in full at the Interest Rate plus four percent (4.0%) per annum, compounded quarterly until paid. These remedies are not intended to be exclusive of any other right or remedy available hereunder or at law or in equity.

Notwithstanding the preceding provisions of this definition, the fact that a Borrower becomes described in clause (a) and/or clause (b) shall not give rise to an Event of Default unless, on any date of determination, the gross asset value represented by all such Borrowers (including any Borrower that has, since the date of this Note, been described in clause (a) or (b)) exceeds five percent (5%) of the total gross asset value of all Borrowers on such date. The value of the assets of any Borrower whose actions or status would, but for this paragraph, cause an Event of Default shall not be included (i) in determining the loan-to-value ratio for purposes of clause (e) of this definition and, (ii) to the extent determined by Lender in its sole discretion, the Real Property ratios described in the next paragraph.

6.	REIT Covenants

The Borrower covenants that at loan inception and anytime thereafter when any non-real estate or non-cash is acquired: (a) the value of the real property (within the meaning of Treas. Reg. § 1.856-3(d) (the “Real Property”)) owned by the Property LLCs shall be at least eighty-five percent (85%) of the value of all of the assets of Borrower; (b) the value of the Real Property owned by the Property LLCs shall equal or exceed the amount due under this Note , (c) TRSCo shall at all times own all of the membership interests in the Property LLCs, which are and will continue to be disregarded as separate from TRSCo for U.S. federal income tax purposes, and (d) TRSCo shall not own any Real Property directly (and shall own all Real Property indirectly through the Property LLCs). For purposes of this paragraph, the value of the Real Property shall be reduced by any liens encumbering the Real Property, other than the liens securing this Note, as well as by the amount of any other liabilities of the Property LLCs, that are, in each case, senior to the Note and any instrument securing this note and creating a security interest against the Real Property. The covenants set forth in clauses (a)-(d) above are intended to cause the Note to be treated as a “real estate asset” under Section 865(c)(5) of the Internal Revenue Code of 1986, as amended, Treas. Reg. § 1.856-5, and IRS Revenue Procedure 2003-65 and shall be interpreted consistently therewith.

7.	Register

The Lender, as agent of Borrower, will maintain, at its principal place of business, a register to reflect ownership and amounts due and owing under this Note (the “Register”). The Register will initially reflect the Lender and the initial Principal Balance. The Lender will update the Register to reflect any assignments or transfers subsequent to the date hereof, the accrual of any interest on this Note (together with any compounding thereof), any payments of accrued interest on this Note, any Additional Advances and any prepayments of the principal amount of this Note, in each case as appropriate from time to time, and, in the absence of manifest error, any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded. The Lender will make payments of principal and interest as specified hereunder to the current Lender or Lenders named as such in the Register.

8.	Representations and Warranties

The Borrower represents and warrants to the Lender as of the date hereof that:

(a) Each Borrower is duly organized, validly existing and in good standing under the laws of the state in which was organized and has full power and authority to own its property and to carry on its business as presently conducted and proposed to be conducted. Each Borrower is duly qualified to do business, is in good standing and has obtained all necessary licenses, permits, charters, registrations and approvals necessary for the conduct of its business as currently conducted and proposed to be conducted and the performance of its obligations under this Note.

(b) Each Borrower has full power and authority to enter into this Note, to execute and deliver this Note and to incur the obligations provided for herein, all of which have been duly authorized by all proper and necessary action. No consent or approval of the shareholders of the Borrower is required as a condition to the validity or performance of this Note.

(c) All authorizations, consents, approvals, registrations, exemptions and licenses with or from governmental authorities which are necessary for the borrowing hereunder, the execution and delivery of this Note, and the performance by the Borrower of its obligations hereunder have been effected or obtained and are in full force and effect.

(d) This Note constitutes a valid and legally binding obligation of the Borrower enforceable against the Borrower in accordance with its terms.

(e) There is no statute, regulation, rule, order or judgment, charter, by-law or preference stock provision of the Borrower, and no provision of any mortgage, indenture, contract or agreement binding on the Borrower or affecting its property, which would prohibit, conflict with or in any way prevent the execution, delivery, or carrying out of the terms of this Note in any material respect.

(f) There are no proceedings or investigations pending or, to the best of the Borrower’s knowledge, threatened before any court or arbitrator or before or by any governmental authority which, in any one case or in the aggregate, if determined adversely to the interests of the Borrower or any of its subsidiaries, would have a material adverse effect on the business, properties, financial condition or operations, present or prospective, of the Borrower.

(g) The Borrower is solvent and no Borrower intends to incur, or believe that it has incurred, debts beyond its ability to pay such debts as they mature. No Borrower is contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of the Borrower or any of its assets.

(h) Neither the execution and delivery of this Agreement nor the Note by any Borrower: (i) conflicts with, breaches or violates any provision of the certificate of incorporation or operating agreement of the Borrower or any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award currently in effect having applicability to the Borrower or its properties; or (ii) constitutes a material default by the Borrower under any loan or repurchase agreement, mortgage, indenture or other agreement or instrument of indebtedness to which the Borrower is a party or by which it or any of its properties is or may be bound or affected.

9.	Miscellaneous

The Borrower hereby waives demand, diligence, presentment, protest and notice of every kind, and warrants to the holder that all action and approvals required for the execution and delivery hereof as a legal, valid and binding obligation of the undersigned, enforceable in accordance with the terms hereof, have been duly taken and obtained.

This Note may be pledged or assigned by the Lender. Borrower and Lender each consent and submit to the jurisdiction of the state and federal courts located in the State of New York.

This Note shall be treated as indebtedness for U.S. federal (and applicable state and local) income tax purposes.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY RULE OF LAW THAT WOULD MAKE THE LAWS OF ANOTHER STATE APPLICABLE TO THE INTERPRETATION OF THIS NOTE.

[No further text. Signature pages follow.]

MILLROSE PROPERTIES HOLDINGS, LLC,
a Delaware limited liability company

By:
Name:
Title:

[Property LLCs]

By:
Name:
Title:

SCHEDULE I

PROPERTY LLCS

1.	Millrose Properties Alabama, LLC

2.	Millrose Properties Arizona, LLC

3.	Millrose Properties Arkansas, LLC

4.	Millrose Properties California LLC

5.	Millrose Properties Colorado, LLC

6.	Millrose Properties Delaware, LLC

7.	Millrose Properties Florida, LLC

8.	Millrose Properties Georgia, LLC

9.	Millrose Properties Idaho, LLC

10.	Millrose Properties Illinois, LLC

11.	Millrose Properties Indiana, LLC

12.	Millrose Properties Kansas, LLC

13.	Millrose Properties Maryland, LLC

14.	Millrose Properties Minnesota, LLC

15.	Millrose Properties Missouri, LLC

16.	Millrose Properties Nevada, LLC

17.	Millrose Properties New Jersey, LLC

18.	Millrose Properties North Carolina, LLC

19.	Millrose Properties Oklahoma, LLC

20.	Millrose Properties Oregon, LLC

21.	Millrose Properties Pennsylvania, LLC

22.	Millrose Properties South Carolina, LLC

23.	Millrose Properties Tennessee, LLC

24.	Millrose Properties Texas, LLC

25.	Millrose Properties Utah, LLC

26.	Millrose Properties Virginia, LLC

24.	Millrose Properties Washington, LLC

25.	Millrose Properties West Virginia, LLC

26.	Millrose Properties Wisconsin, LLC

[No further text.]

SCHEDULE II

THE GRID

Date of Advance	Amount of Advance	Interest Rate	Date of Repayment	Amount Repaid	Principal Amount Outstanding
[•], 2024	$[•] _	[•]%	_________, ____	$___________	$[•]
_________, ____	$___________	___%	_________, ____	$___________	$___________
_________, ____	$___________	___%	_________, ____	$___________	$___________